AMENDMENT #1 TO THE CTI MOLECULAR IMAGING, INC.
                          2002 LONG-TERM INCENTIVE PLAN

      This Amendment #1 (this "Amendment") to the CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Stock Plan (the "Plan") is made and executed this 10th day of February, 2004, to be effective upon the approval of the Company's stockholders.

                                   BACKGROUND

      A. The Board of Directors of CTI Molecular Imaging, Inc. (the "Company") has deemed it to be in the best interests of the Company and its stockholders to
(i) to amend the 2002 Plan to increase to 5,000,000 the aggregate number of shares available for grant pursuant to awards issued thereunder, and (ii) change the aggregate number of shares that may be granted as restricted stock, performance shares, and unrestricted stock from 10% of the aggregate authorized amount to 600,000.

                                    AMENDMENT

      THEREFORE, in accordance with Section 15.1 of the Plan, the Plan hereby is amended as follows:

1. Section 5.1 of the Plan is hereby deleted in its entirety and the following is substituted therefor:

      5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 14.1, the aggregate number of Shares reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Award) shall be 5,000,000. Not more than 600,000 of such aggregate number of Shares may be granted as Awards of Restricted Stock, Performance Shares or unrestricted Stock.

2. Solely for purposes of clarification, to reflect the adjustment of the Company's capital structure in connection with its initial public offering, Section 5.4 of the Plan is hereby deleted in its entirety and the following is substituted therefor:

      5.4 LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 14.1), the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 400,000; provided, however, that in connection with his or her initial employment with the Company, a Participant may be granted Options or SARs with respect to up to an additional 200,000 Shares, which shall not count against the foregoing annual limit. The maximum fair market value (measured as of the Grant Date) of any Awards other than Options and SARs that may be received by any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $5,000,000.

3. The provisions of the Plan, as heretofore amended, shall remain in full force and effect.

                                    SIGNATURE

      IN WITNESS HEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

                                          CTI MOLECULAR IMAGING, INC.,
                                          a Delaware corporation

                                          By: /s/ JACK H. McCALL
                                              --------------------
                                              JACK H. McCALL, Secretary

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